EXHIBIT 10.4

August 13, 2015
VIA ELECTRONIC MAIL
Lisa Nadler

Dear Lisa:

I am pleased to offer you the position of SVP, Worldwide Head of Human Resources reporting to me, beginning September 1, 2015 or on a mutually agreeable date.
The significant components of the offer are described below:
Your annual salary will be four hundred and seventy thousand dollars ($470,000) payable semi-monthly on the 15th and last day of each calendar month or the preceding business day if either pay day falls on a holiday or a weekend. As an exempt employee, you will not be eligible for overtime compensation.
You will be eligible to participate in the Company’s incentive compensation program, under which awards are determined based on worldwide company profitability as well as your own performance. Your full year total incentive target is five hundred and seventy-five thousand dollars ($575,000), which will be prorated for 2015 to reflect the period of when you commence employment to December 31, 2015. Your total incentive award will be divided between a cash bonus and equity award. The actual amount of your annual incentive in respect of any calendar year depends on the performance of the Company and your individual performance, in each case, as determined by the Compensation Committee in its discretion in accordance with the annual incentive program, the performance and other metrics of which shall be communicated to you. To be eligible for your incentive compensation you must be a full-time employee at the time bonuses are paid and have not given or been given notice. Incentive compensation, if any, is paid/granted by March 15, following the end of the Company's fiscal year. At all times your incentive opportunity will be governed by and subject to the terms and conditions of the Company’s incentive program(s) set forth annually and nothing contained herein restricts the Company’s rights to alter, amend or terminate these program(s) at any time. Equity grants are made pursuant to the terms of the Sotheby’s Amended and Restated Restricted Stock Unit Plan.
You will receive a one-time taxable signing bonus of two hundred and fifty thousand dollars ($250,000) to be paid in the first payroll following commencement of employment. This sign-on bonus is subject to 100% clawback if you voluntary terminate your employment with Sotheby’s within twelve (12) months of your hire date.
The Company will also recommend to the Board of Directors that upon commencement of employment you be awarded a one-time sign-on grant of restricted stock units with a grant date fair value of two hundred and fifty thousand dollars ($250,000) based on the closing price of the Company’s common stock on the New York Stock Exchange on the last trading day prior to grant. This grant will be made pursuant to the terms of the Sotheby’s Amended and Restated Restricted Stock Unit Plan and will vest in equal installments on each of the first, second, and third anniversaries of the date of grant.
It is anticipated that you will become an Executive Officer subject to appointment by the Board. A stockholdings requirement (fixed number of shares) will be determined by the Board of Directors based on your position and equity opportunity. For any equity grants awarded upon or after your commencement of employment, 50% of the net shares that vest need to be held until you achieve the target ownership requirement.
You will be eligible for twenty (20) vacation days annually, prorated to reflect your start date. You will also be eligible for an additional week of paid holiday time, to be taken during the December holiday week of Friday, December 25, 2015 until Thursday, December 31, 2015. Starting in 2016, you will be eligible for four (4) Summer Fridays to be taken between July 1st and August 31st.
You will be eligible to participate in Sotheby’s health and welfare benefits when you commence employment. Additionally, you will be eligible to participate in the 401(k) Retirement Savings Plan and Deferred Compensation Plan (“DC Plan”) as of the first day of the month following the completion of three full calendar months of service (if you start September 1, 2015, then your eligibility date would be December 1, 2015).

Sotheby’s offer of employment is based on your assurances to us that, by accepting employment with Sotheby’s, and by performing your obligations as a Sotheby’s employee, you will not be violating any agreements and/or duties, whether written or oral, with any other person, company or organization. In particular, you represent and acknowledge that:

(i)
You have not taken and will not take or retain any documents or other property belonging to a previous employer or other organization or entity except to the extent you are legally permitted to take or retain such documents or property;

(ii)	You have faithfully performed and will continue to perform all legal and ethical duties to any organization or entity with which you have such an obligation until that arrangement expires;

(iii)
You will not use or disclose any trade secrets or confidential information belonging to any other organization or entity that has entrusted you with such information, even after your relationship with that organization ends.

Please note that this offer is contingent upon:

(1)	Your eligibility to work in the United States,

(2)
The terms and conditions indicated in the “Request, Authorization, Consent and Release” you will sign in your employment application and the “Information Release” form you will sign and subsequent receipt by Sotheby’s of information that is deemed to be satisfactory,

(3)	Your signing Sotheby’s confidentiality agreement, and

(4)	Your signing the attached notice and non-competition agreement.

Please note that your employment with Sotheby’s or its affiliated entity is at will. This means that the Company has the right to terminate your employment at any time just as you have the right to terminate your employment with Sotheby’s at any time with or without cause. Neither this letter nor any other Company document create any contractual right, either expressed or implied, for you to remain in Sotheby’s employment for any specific amount of time. Both you and the Company are bound by the notice and other provisions in your attached severance agreement that includes notice and non-solicitation obligations, but these obligations do not otherwise change the at will nature of your employment.

* * * * * * * * * * * * * * * * *
Please confirm your acceptance of this offer, subject to all other terms and conditions set forth in this letter, by signing below and returning to me within one week.

We are all excited about you joining our team at Sotheby’s and look forward to working with you.

Sincerely,

/S/ TAD SMITH
Tad Smith
President and Chief Executive Officer

I accept and agree to the terms stated above regarding my employment at Sotheby’s. I also acknowledge that I have received confirmation of my rate of pay and the regular pay days at the time I was hired by Sotheby’s.

/S/ LISA NADLER	8/15/16
Lisa Nadler	Date